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                                                                  Exhibit 23.1


                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 10, 1997 (except with respect to matters discussed in Note 6, as to which the date is July 30, 1997 and Note 7, as to which the date is October 9, 1997) included in C.H. Robinson Worldwide, Inc.'s Prospectus for the year ended December 31, 1996 and 1995 and to all references to our Firm included in or made a part of this registration statement.

                                                       /s/ ARTHUR ANDERSEN LLP

Minneapolis, Minnesota
December 9, 1997